Exhibit 99.1

Michael W. Lamach Elected Chief Executive Officer of Ingersoll Rand;

Herbert L. Henkel to Remain Chairman of the Board until June 2010 Retirement

Swords, Ireland, February 4, 2010 – Ingersoll-Rand plc’s (NYSE:IR) Board of Directors yesterday elected Michael W. Lamach, who previously was President and Chief Operating Officer, as Chief Executive Officer effective immediately. He has also been appointed a member of the Ingersoll Rand Board of Directors and will retain the role of President of the Company. Mr. Lamach succeeds Herbert L. Henkel, who will remain Chairman of the Board until June 2010, at which time Lamach is expected to succeed him as Chairman.

“Herb Henkel has successfully transformed Ingersoll Rand into a leading industrial company during his ten-year tenure as CEO,” said Richard Swift, lead independent director of Ingersoll Rand’s Board and former Chairman and CEO, Foster Wheeler. “Ingersoll Rand is far more global, better balanced between equipment and services, and less cyclical than it was a decade ago when it consisted of primarily construction and heavy machinery businesses. Herb has built a company capable of higher growth and profit margins, with stronger leaders and talent, and market-leading brands and technology.

“The Board of Directors has elected Mike Lamach Chief Executive Officer recognizing his strong performance as President and Chief Operating Officer during a very difficult economic period globally,” said Swift. “Mike has demonstrated both operational and strategic understanding of our businesses and has driven strong productivity and cash performance. The Board also appreciates Herb Henkel’s willingness to stay on as full-time Chairman and assist with the transition.”

“I am pleased to have such a talented internal successor in Mike,” said Henkel. “He has earned the respect of customers, employees, and our Board of Directors and is the right leader to take Ingersoll Rand to the next level of performance as a top global, industrial company. He has my complete confidence and support.”

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Prior to becoming President and Chief Operating Officer, Lamach was president of Trane Commercial Systems after Ingersoll Rand acquired Trane Inc. Previously, he was president of Ingersoll Rand’s Security Technologies Sector. He joined Ingersoll Rand in February 2004 after 18 years with Johnson Controls in both the automotive and controls businesses where he advanced into leadership roles with greater global responsibilities.

Lamach, 46, received a bachelor’s degree in engineering from Michigan State University and a master’s degree in business administration from Duke University. He also serves on the Board of Directors of Iron Mountain Inc. (NYSE: IRM).

Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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